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                                                                   EXHIBIT 10(g)

                                 EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of March 1, 1997 by and between Magellan Health Services, Inc., a Delaware Corporation ("Employer"), and E. Mac Crawford ("Officer").

         WHEREAS, on October 1, 1995, Employer and Officer entered into an employment agreement having a term expiring on December 31, 1997; and Employer and Officer desire to replace that employment agreement with this Agreement; and

         WHEREAS, Employer desires to obtain the continued services of Officer, and Officer desires to continue to render services to Employer; and

         WHEREAS, Employer and Officer desire to set forth the terms and conditions of Officer's employment with Employer under this Agreement;

         NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual covenants and agreements contained in this Agreement, the parties agree as follows:

         1. Term. Employer agrees to employ Officer, and Officer agrees to serve Employer, in accordance with the terms of this Agreement, for a term (the "Term") beginning on the date of this Agreement and ending, unless earlier terminated in accordance with the provisions of this Agreement, on March 1, 2000.

         2.   Employment of Officer.

              (a) Specific Position. Employer and Officer agree that, subject to the provisions of this Agreement, Employer will employ Officer and Officer will serve Employer as Chairman of the Board of Directors, President and Chief Executive Officer. Employer agrees that Officer's duties under this Agreement shall be the usual and customary duties of a Chief Executive Officer and, consistent with the foregoing, as are determined from time to time by the Board of Directors of Employer (the "Board"), and shall not be inconsistent with the provisions of the Certificate of Incorporation of Employer or applicable law.

              (b) Promotion of Employer's Business. Subject to the provisions of Section 2(c), during the Term Officer shall devote his full business time and energy to the business, affairs and interests of Employer and related matters, and shall use his best efforts and abilities to promote Employer's interests. Officer agrees that he will diligently endeavor to perform services contemplated by this Agreement in accordance with the policies established by the Board, subject to the provisions of the second sentence of Section 2(a).



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              (c)  Permitted Activities.  Officer may serve as an officer, director, agent or employee of any direct or indirect subsidiary or other affiliate of Employer but may not serve as an officer, director, agent or employee of any other business enterprise without the written approval of the Board; provided, that Officer may make and manage personal business investments of his choice (and, in so doing, may serve as an officer, director, agent or employee of entities and business enterprises that are related to such personal business investments) and serve in any capacity with any civic, educational or charitable organization, or any governmental entity or trade association, without seeking or obtaining such written approval of the Board, if such activities and services do not significantly interfere or conflict with the performance of his duties under this Agreement.

              (d) Principal Office. Officer's principal office and normal place of work shall be at Employer's principal executive offices.

         3. Salary. Employer shall pay Officer a salary in the amount of $825,000 per year (pro-rated for any partial year during the Term) payable in equal semi-monthly installments, less state and federal tax and other legally required and Officer-authorized withholdings. Such salary shall be subject to review and adjustment by the Board (or a Board Committee) from time to time consistent with past practice; provided, that, during the Term, such salary may not be reduced below any previous level paid during the Term as a result of such review.

         4. 1995-1997 Contract Bonus Compensation. In consideration of services provided by Officer to Employer from October 1, 1995, to December 31, 1997, under the employment agreement referred to in the first "WHEREAS" clause of this Agreement and under this Agreement, on January 2, 1998, Employer shall pay in cash to Officer $10 million minus the amount determined under the next two paragraphs, whichever is applicable.

         If, on December 31, 1997, Officer has not exercised, between October
1, 1995 and December 31, 1997, any options held by Officer on October 1, 1995 under Employer's 1992 Stock Option Plan, then the amount shall be the result obtained by multiplying (i) 462,990 (the number of options held by Officer as of October 1, 1995 under Employer's 1992 Stock Option Plan) by (ii) the excess of the lesser of (A) $18.00 and (B) the arithmetic average of the closing sale price per share of Employer's Common Stock on the New York Stock Exchange (or if the Common Stock is not then traded on such exchange, on the largest national securities exchange on which the Common Stock is then traded or, if not then traded on a national securities exchange, on the NASD market in or on which the Common Stock is then traded) for the ten trading days immediately preceding the date of payment, over (iii) $4.36.

         If, on December 31, 1997, Officer has exercised, between October 1, 1995 and December 31, 1997, any of such options held by him on October 1, 1995, then the amount shall be the sum of (a) and (b), as follows:

              (a) the result obtained by multiplying (i) the number of options held by Officer on October 1, 1995 under Employer's 1992 Stock Option Plan, which options have not been

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    exercised as of December 31, 1997, by (ii) the excess of the lesser of (A)
    and (B) in the immediately-preceding paragraph, over (iii) $4.36.

              (b) the result obtained by multiplying (i) the number of options held by Officer on October 1, 1995 under Employer's 1992 Stock Option Plan, which options are exercised by Officer between October 1, 1995 and December 31, 1997, by (ii) the excess of $18 over $4.36, or $13.64.

         If, prior to the date of payment pursuant to this Section 4, Employer effects a change in capitalization, as described in Section 10 of Employer's 1992 Stock Option Plan, then the number and dollar amounts in (i), (ii)(A) and
(iii) in the second paragraph of this Section 4 and in (a) and (b) of the third paragraph of this Section 4 shall be adjusted in the manner provided in Section 10 of Employer's 1992 Stock Option Plan (as such plan was worded on October 1,
1995).

         A change in the per share exercise price of such options pursuant to
Section 3(b) of the Stock Option Agreement, dated as of July 21, 1992, between Employer and Officer shall not affect the amount payable to Officer under this
Section 4.

         5. Transaction Bonus Compensation. In consideration of Officer's services to Employer in connection with the transaction described in this
Section 5, Employer shall pay to Officer $2,475,000 promptly upon the closing of the transactions contemplated by the Real Estate Purchase and Sale Agreement, dated as of January 29, 1997, between Employer and Crescent Real Estate Equities Limited Partnership (the "REPS Agreement"), and the OpCo Contribution Agreement (as defined in the REPS Agreement), and the execution of the Facilities Lease (as defined in the REPS Agreement), the Franchise Agreement (as defined in the REPS Agreement), and the Operating Agreement (as defined in the REPS Agreement), as any or all of the foregoing agreements may be amended, supplemented, restated or substituted for from time to time prior to or upon the closing of the transactions contemplated by the REPS Agreement.

         6.   Benefits.

              (a) Fringe Benefits. In addition to the compensation provided for in Sections 3, 4 and 5, Officer shall be entitled during the Term to such other benefits of employment with Employer as are now or may after the date of this Agreement be in effect for (i) salaried officers of Employer or (ii) senior executives of Employer, including, without limitation, all bonus, incentive and deferred compensation, pension, stock option, life and other insurance, disability (insured and uninsured), medical and dental and other benefit plans or programs; provided, that bonuses, life insurance and disability insurance for Officer during the Term shall be in amounts and on other terms that are not less and no less favorable than those provided, on average, by comparable healthcare and hospital management companies for a comparable officer position.

              (b) Expenses. During the Term, Employer shall reimburse Officer promptly for all reasonable travel, entertainment, parking, business meeting and similar expenditures

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in pursuit and furtherance of Employer's business upon receipt of reasonable supporting documentation as required by Employer's policies applicable to its officers generally.

         7.   Termination.

              (a) Termination Due to Resignation and Termination For Cause. (1) Officer's employment under this Agreement shall be terminated and, except as provided in this Section 7, all of his rights to receive salary and other benefits (except for salary, bonus and other benefits accrued through the date of termination) shall terminate upon the occurrence of (i) Officer's resignation other than for "good reason," as defined in Section 7(e), or (ii) termination by Employer for "cause," as defined below, during the Term. Employer shall have the right, exercisable upon 30 days' written notice, to terminate, without liability except as provided in the parenthetical in the preceding sentence, Officer's employment for "cause" if Officer (i) materially breaches any material term of this Agreement, (ii) is convicted by a court of competent jurisdiction of a felony, (iii) refuses, fails or neglects to perform his duties under this Agreement in a manner substantially detrimental to the business of the Employer,
(iv) engages in illegal or other wrongful conduct substantially detrimental to the business or reputation of Employer, or (v) develops or pursues interests substantially adverse to Employer; provided that in the case of clauses (i),
(iii), (iv), or (v), no such termination shall be effective unless (1) Employer shall have given Officer 30 days' prior written notice of any conduct or deficiency in performance by Officer that Employer believes could, if not discontinued or corrected, lead to Officer's termination under this Section 7(a) in order that Officer shall have had an opportunity to cure such noncomplying conduct or performance, and (2) Officer shall not have cured such noncomplying conduct or performance during such notice period.

              (2) If this Agreement is terminated due to Officer's resignation other than for "good reason" as defined in Section 7(e) and if the payment provided for in Section 4 has not been paid and has not been required to be paid pursuant to the terms of Section 4, then Employer shall pay to Officer, in addition to any amounts payable pursuant to Section 7(a)(1), an amount equal to the result obtained by multiplying (i) the number of options held by Officer as of October 1, 1995 under Employer's 1992 Stock Option Plan, which options have not been exercised by Officer between October 1, 1995 and the date of such termination of this Agreement by (ii) the excess, if any, of (A) $18.00 over (B) the arithmetic average of the closing sale price per share of Employer's Common Stock on the New York Stock Exchange (or other exchange or market, as described in the second paragraph of Section 4) for the ten trading days immediately preceding the date of termination.

              (b) Termination Due to Death or Disability. Officer's employment and all of his rights to receive salary and other benefits under this Agreement may be terminated by Employer upon Officer's death, or on 30 days' written notice from Employer to Officer if Officer has been unable to perform substantially all of his duties under this Agreement for a period of 180 days, or can reasonably be expected to be unable to do so for such period, as the result of physical or mental impairment; provided that upon any termination pursuant to this Section 7(b), Officer (or in the event of his death, his estate) shall be entitled to receive the Specified Amount (as defined below), and such Specified Amount shall be payable in a lump sum on the date of termination. In addition to the

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Specified Amount, if Officer is terminated due to death or disability, Officer
(or in the event of his death, his estate) shall be entitled to receive the portion or portions of any bonus or other cash incentive compensation that had been accrued with respect to Officer on the books of Employer through the date of termination pursuant to this Section 7(b) or otherwise.

              The term "Specified Amount" shall mean the sum of (x) the greater of (i) the total of all salary payments pursuant to Section 3 that would thereafter have come due during the Term had there been no such termination or resignation or (ii) five years' salary pursuant to Section 3, (in each case as the same may have been extended and assuming a continuation for the remainder of the Term of then current salary levels); (y), unless the amount described in this clause (y) has already been paid to Officer pursuant to the provisions of
Section 4, the amount payable to Officer on January 2, 1998, pursuant to
Section 4, except that the references in Section 4 to "December 31, 1997" shall be changed to the date of termination of this Agreement; and (z), unless the amount described in this clause (z) has already been paid to Officer pursuant to the provisions of Section 5, the amount payable to Officer pursuant to Section 5 but only if the conditions described in Section 5 to payment of the amount payable to Officer pursuant to Section 5 either (1) have been satisfied as of the date of termination or (2) are satisfied within 180 days after the date of termination. Any provisions of this Agreement to the contrary notwithstanding, if a payment is due to Officer pursuant to subclause (2) of clause (z) of the preceding sentence, the payment of that portion of the Specified Amount shall be made promptly after satisfaction of the conditions described in Section 5 to payment of the amount payable to Officer pursuant to Section 5.

              (c) Termination Without Cause. Subject to compliance with the provisions of Section 7(d), Employer shall have the right, exercisable on 30 days' written notice, to terminate Officer's employment under this Agreement without cause at any time during the Term.


              (d) Payments Upon Termination Without Cause. If Officer is terminated by Employer without cause pursuant to Section 7(c), Officer (i) shall be entitled to receive the Specified Amount in cash on the date of such termination; (ii) any stock option or other stock-based compensation plan shall be governed by the terms of such plans (and any related stock option or similar agreements); and (iii) the portion or portions of any bonus or other cash incentive compensation that had been accrued with respect to Officer on the books of Employer through the date of termination pursuant to this Section 7(d) or otherwise shall be paid to Officer in cash on the date of such termination.

              (e) Termination By Officer For Good Reason. Officer shall be entitled to terminate his employment for "good reason" and in such event shall be entitled to all of the salary, benefits and other rights provided in this Agreement as though the termination was initiated by Employer without "cause". For purposes of this Agreement, "good reason" shall mean any of the following events, which event shall continue for 30 days after notice to the Employer, unless the event occurs with Officer's express prior written consent:

              (i) the assignment to Officer of any duties inconsistent with his status as

                                         -5-


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    Chairman of the Board of Directors, President and Chief Executive Officer
    of Employer or a substantial alteration in the nature or status of his responsibilities from those in effect immediately prior to October 1, 1995;

              (ii) a reduction by Employer in Officer's annual base salary as in effect from time to time during the Term;

              (iii)     the failure by Employer to comply with Section 3,
    Section 4, Section 5 or Section 6; or

              (iv) any other material breach of this Agreement by Employer.

              (f) Termination Upon a Change of Control or Failure to Approve Stock Option Plan. Officer shall be entitled to terminate his employment upon a change of control or failure to approve stock option plan as described in clause
(c) of this sentence and shall be entitled to (i) all of the salary, benefits and other rights provided in this Agreement (including those payments provided under Section 7(d)) as though the termination has been initiated by Employer without cause, and (ii) a Gross-Up Payment (as defined), to the extent provided by the second paragraph of this Section 7(f), upon the occurrence of any of the following events: (a) the acquisition after the date of this Agreement, in one or more transactions, of beneficial ownership (within the meaning of Rule 13d-3(a)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) by any person or entity (other than Officer) or any group of persons or entities (other than Officer) who constitute a group (within the meaning of Section 13(d)(3) of the Exchange Act) of any securities of Employer such that as a result of such acquisition such person or entity or group beneficially owns (within the meaning of Rule 13d-3(a)(1) under the Exchange Act) more than 50% of Employer's then outstanding voting securities entitled to vote on a regular basis for a majority of the Board; (b) the sale of all or substantially all of the assets of Employer (including, without limitation, by way of merger, consolidation, lease or transfer but not including the transactions contemplated by the REPS Agreement) in a transaction where Employer or the holders of common stock of Employer do not receive (i) voting securities representing a majority of the voting power entitled to vote on a regular basis for the Board of Directors of the acquiring entity or of an affiliate which controls the acquiring entity, or (ii) securities representing a majority of the equity interests in the acquiring entity or of an affiliate that controls the acquiring entity, if other than a corporation; or (c) the failure for any reason of the stockholders of Employer to approve (in the manner required by the New York Stock Exchange) on or before September 1, 1997, a non-qualified stock option plan providing for the granting to officers and employees of Employer and its subsidiaries of options to purchase at least 1,500,000 shares of Employer's Common Stock (as adjusted for stock splits, stock dividends and similar changes in capitalization after the date of this Agreement), which options (i) vest one-third on each of the first three anniversaries of their date of grant and
(ii) provide for a per share exercise price that is not in excess of the fair market value of a share of Employer's Common Stock on the date of grant of an option.

              A Gross-Up Payment (as defined) shall be payable upon termination of

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employment pursuant to this Section 7(f) on and subject to the following terms and conditions:

              (1) If any payment or other benefit (a "Termination Payment") to Officer under this Section 7(f) is or will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), Employer shall pay to Officer, at the time the applicable Termination Payment is made, an additional amount (the "Gross-Up Payment") such that the net amount retained by Officer, after deduction of any Excise Tax on such Termination Payment and any federal, state and local income tax and Excise Tax on the Gross-Up Payment, shall be equal to the amount or value of such Termination Payment. For purposes of determining whether any such Termination Payment will be subject to the Excise Tax, any other payments or benefits received or to be received by Officer in connection with an event giving rise to a Termination Payment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with Employer, with any person whose actions result in a change in control or with any person affiliated with Employer or such person) shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as being subject to the Excise Tax. The amount of the Termination Payment that shall be treated as subject to the Excise Tax shall be equal to the lesser of (i) the total amount of the Termination Payment or (ii) the amount of excess parachute payments within the meaning of Sections 280G(b)(1) and (4) of the Code (after applying the immediately preceding sentence). The full amount of the Gross-Up Payment shall be treated as being subject to the Excise Tax. The value of any non-cash benefits or any deferred payment or benefit shall be determined in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

              (2) For purposes of determining the amount of any Gross-Up Payment, Officer shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the applicable Termination Payment or Gross-Up Payment is made, and shall be deemed to pay state and local income taxes at the highest marginal rates of taxation in the state and locality of his residence on the date the applicable Termination Payment or Gross-Up Payment is made, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes.

              (3) If the Excise Tax or income tax payable with respect to a Gross-Up Payment as finally determined exceeds the amount taken into account or paid to Officer at the time the applicable Termination Payment or Gross-Up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the applicable Gross-Up Payment), Employer shall make an additional Gross-Up Payment in respect of such excess (plus any interest payable by Officer with respect to such excess) at the time that the amount of such excess is finally determined.


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         8.   Confidentiality and Noncompetition.

              (a) Confidentiality. Officer acknowledges that, by reason of his employment with Employer, he may learn trade secrets and obtain other confidential information concerning the business and policies of Employer and its subsidiaries. Officer agrees that he will not voluntarily divulge or otherwise disclose, directly or indirectly, any such trade secrets or other confidential information concerning the business or policies of Employer or any of its subsidiaries that he may learn as a result of his employment during the Term or may have learned prior to the Term, except to the extent such information is lawfully obtainable from public sources or such use or disclosure is (i) necessary to the performance of this Agreement and in furtherance of Employer's best interests, (ii) required by applicable laws, or (iii) authorized by Employer.

              (b) Noncompetition. In order to protect any confidential information that Officer may learn during the Term and in order to protect any goodwill that Employer has earned and may earn during the Term, Officer agrees that, if Officer voluntarily terminates this Agreement without good reason during the Term, he shall not, at any location in the State of Georgia, for a period of 12 months after such termination, provide services, as employee, officer, director, consultant or otherwise, which services are substantially similar to the hospital management company chief executive officer services performed by Officer under this Agreement, for any company, firm or entity that owns and operates (directly or through subsidiaries) more than one hospital and that owns and operates one or more psychiatric hospitals located in Georgia within 25 miles of a similar (psychiatric) hospital owned and operated by Employer and located within the State of Georgia.

         9.   Miscellaneous.

              (a) Succession. This Agreement shall inure to the benefit of and shall be binding upon Employer, its successors and assigns, but Employer shall not have the right to assign this Agreement without the prior written consent of Officer. The obligations and duties of Officer under this Agreement shall be personal and not assignable.

              (b) Notices. Any notice, request, instruction or other document to be given under this Agreement by any party to the others shall be in writing and delivered in person or by courier, telegraphed, telexed or sent by facsimile transmission or mailed by certified mail, postage prepaid, return receipt requested (such mailed notice to be effective on the date of such receipt is acknowledged), as follows:

                   If to Officer:

                        E. Mac Crawford
                        275 King Road, N.W.
                        Atlanta, Georgia 30342

                   If to Employer:

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                        Magellan Health Services, Inc.
                        3414 Peachtree Road, N.E.
                        Suite 1400
                        Atlanta, Georgia 30326
                        Attn:  Secretary

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

              (c) Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement, and it replaces and supersedes any prior agreements between the parties relating to said subject matter, including the employment agreement referred to in the first "WHEREAS" clause of this Agreement.

              (d) Waiver; Amendment. No provision of this Agreement may be waived except by a written agreement signed by the waiving party. The waiver of any term or of any condition of this Agreement shall not be deemed to constitute the waiver of any other term or condition. This Agreement may be amended only by a written agreement signed by the parties.

              (e) Governing Law. This Agreement shall be construed under and governed by the internal laws of the State of Georgia.

              (f) Arbitration. Except for an action for injunctive relief, any disputes or controversies arising under this Agreement shall be settled by arbitration in Atlanta, Georgia in accordance with the rules of the American Arbitration Association relating to the arbitration of commercial disputes. The determination and findings of such arbitrators shall be final and binding on all parties and may be enforced, if necessary, in the courts of the State of Georgia.

              (g) Attorneys' Fees in Action by Employee on Contract. In the event of litigation or arbitration between Officer and Employer arising out of or as a result of this Agreement or the acts of the parties pursuant to this Agreement, or seeking an interpretation of this Agreement, if Officer is the party in such litigation or arbitration, in addition to any other judgment or award, he shall be entitled to receive such sums as the court or panel hearing the matter shall find to be reasonable as and for attorneys' fees.

              (h) Remedies of Employer. Officer acknowledges that the services he is obligated to render under the provisions of this Agreement are of a special, unique and intellectual character, which gives this Agreement peculiar value to Employer. The loss of these services cannot be reasonably or adequately compensated in damages in an action at law and it would be difficult (if not impossible) to replace such services. Accordingly, Officer agrees and consents that, if he materially violates any of the material provisions of this Agreement, including, without limitation, Section 8, Employer, in addition to any other rights and remedies available under this Agreement or

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under applicable law, shall be entitled during the remainder of the Term (and, in the case of Section 8, after the Term to the extent provided in Section 8) to seek injunctive relief, from a court of competent jurisdiction, restraining Officer from committing or continuing any violation of this Agreement, or from the performance of services to any other business entity, or both.

              (i) Captions. Captions have been inserted solely for the convenience of reference and in no way define, limit or describe the scope or substance of any provisions of this Agreement.

              (j) Severability. If this Agreement shall be any reason be or become unenforceable by any party, this Agreement shall thereupon terminate and become unenforceable by the other party as well. In all other respects, if any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect and, if any provision if held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                  MAGELLAN HEALTH SERVICES, INC.



                                  BY: _________________________________
                                  Name:________________________________
                                  Title:_______________________________



                                  /s/ E. Mac Crawford
                                  _____________________________________
                                  E. Mac Crawford




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